Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2012 Q2 RESULTS AND EXPANDS SHARE REPURCHASE PROGRAM

PARK CITY, Utah, Apr 26/PRNewswire/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2012 second quarter ended March 31, 2012.  Net sales for the fiscal 2012 second quarter were $53.9 million compared to $49.5 million for the same quarter of fiscal 2011.  For the second quarter of fiscal 2012, net income was $4.8 million, or $0.49 diluted earnings per share, compared to net income of $4.6 million, or $0.44 diluted earnings per share, for the same quarter of fiscal 2011.

Net sales for the six months ended March 31, 2012 were $100.5 million compared to $94.8 million for the same period in fiscal 2011.  For the six months ended March 31, 2012, net income was $8.2 million, or $0.82 per diluted share, compared to net income of $8.5 million, or $0.81 per diluted share, for the same period of fiscal 2011.

Operating cash flow for the six months ended March 31, 2012 was $17.3 million compared to $15.7 million for the same period of fiscal 2011.  This operating cash flow was primarily used to invest $6.5 million in acquisitions of natural product businesses, $4.7 million in purchases of property and equipment and $3.8 million in repurchases of common stock.

Bill Gay, chairman and chief executive officer, commented, “Our Fiscal 2012 second quarter net sales growth of 8.7% was generated domestically, internationally and from acquisitions made over the last year.  Net income primarily increased as a result of the quarterly net sales growth and we expect net income to remain strong in the near future, although its continued expansion will be limited by manufacturing overhead costs associated with the integration of our new manufacturing facilities, freight increases and payroll.  Over the coming year, we will continue to focus on improving the efficiency and utilization of all of our manufacturing facilities. Cash flow and EBITDA are strong and investments will continue to be made in manufacturing equipment and technology.”

Mr. Gay stated, “Recently, the Health and Natural Food Store market seems to have been stronger than the overall economy and we hope this strength continues into the future. We have ongoing concerns about the increasing complexity and expansion of state, federal and international laws and regulations.  The identification and acquisition of unique branded product companies remains a key focus and the success of this effort is fundamental to our long-term growth and is basic to our business strategy.  We appreciate the continuing support of our employees and shareholders in building our business.”

Mr. Gay continued, “I am also pleased to announce that on April 23, 2012, our Board of Directors agreed to add an additional one million shares to our previously approved share purchase program which means the Company is now authorized to buy up to approximately 1.2 million total additional shares of our outstanding common stock.”  Under this approved share purchase program, the Company may purchase common stock from time to time on the open market and in individually negotiated transactions.  The amount and timing of any purchases will be dependent upon a number of factors, including the price and availability of the Company’s shares and general market conditions.  The Company currently has approximately 9.9 million shares of its common stock outstanding.  From October 1, 2003 through March 31, 2012, the Company purchased 2.6 million shares of its common stock at an average price of $13.21 per share for an aggregate purchase price of $34.4 million.

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We manufacture and sell nutritional supplements and other natural products under numerous brands including Solaray®, KAL®, Nature’s Life®, LifeTime®, Natural Balance®,

bioAllers®, Herbs for Kids™, NaturalCare®, Health from the Sun®, Life-flo®, Organix South®, Pioneer® and Monarch Nutraceuticals™.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under the trade names Fresh Vitamins™, Granola’s™, Nature’s Discount™ and Warehouse Vitamins™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 6,000 SKUs, including approximately 700 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as “believe,” “expects,” “plan,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements.  Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same, (ii) unavailability of desirable acquisitions or inability to complete them, (iii) increased costs, including from increased raw material or energy prices, (iv) changes in general worldwide economic or political conditions, (v) adverse publicity or negative consumer perception regarding nutritional supplements, (vi) issues with obtaining raw materials of adequate quality or quantity, (vii) litigation and claims, including product liability, intellectual property and other types,  (viii) disruptions from or following acquisitions including the loss of customers, (ix) increased competition, (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel, (xi) the loss of key personnel or the inability to manage our operations efficiently, (xii) problems with information management systems, manufacturing efficiencies and operations, (xiii) insurance coverage issues, (xiv) the volatility of the stock market generally and of our stock specifically, (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies, and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control.  Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

© 2012 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	March 31,	September 30,
	2012	2011
Assets
Current assets, net	$64,821	$62,069
Property, plant and equipment, net	73,705	72,094
Goodwill	12,110	8,853
Other non-current assets, net	27,364	28,649
	$178,000	$171,665

Liabilities and Stockholders’ Equity
Current liabilities	$20,908	$19,737
Long-term liabilities	32,355	32,253
Stockholders’ equity	124,737	119,675
	$178,000	$171,665

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended March 31,		Six months ended March 31,
	2012	2011	2012	2011
Net sales	$53,871	$49,549	$100,499	$94,792
Cost of sales	26,883	24,135	50,253	45,916
Gross profit	26,988	25,414	50,246	48,876
Operating expenses
Selling, general and administrative	18,656	17,512	35,796	34,247
Amortization of intangible assets	471	404	945	794
Income from operations	7,861	7,498	13,505	13,835
Interest and other expense, net	377	338	736	509
Income before provision for income taxes	7,484	7,160	12,769	13,326
Provision for income taxes	2,654	2,608	4,528	4,827

Net income	$4,830	$4,552	$8,241	$8,499

Net income per common share
Basic	$0.49	$0.44	$0.82	$0.82
Diluted	0.49	0.44	0.82	0.81

Weighted average common shares outstanding
Basic	9,938,593	10,371,037	9,992,200	10,374,816
Diluted	9,947,012	10,425,564	10,003,851	10,443,867

NUTRACEUTICAL INTERNATIONAL CORPORATION

EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended March 31,		Six months ended March 31,
	2012	2011	2012	2011

Net income	$4,830	$4,552	$8,241	$8,499
Provision for income taxes	2,654	2,608	4,528	4,827
Interest and other expense, net (1)	377	338	736	509
Depreciation and amortization	2,123	2,033	4,208	3,975

EBITDA	$9,984	$9,531	$17,713	$17,810

(1)   Includes amortization of deferred financing fees.

Non-GAAP Financial Measures

EBITDA (a non-GAAP measure) is defined in our debt covenants and performance measures as earnings before net interest and other expense, taxes, depreciation and amortization.  We believe that EBITDA provides useful additional information to analysts, creditors, investment bankers and management regarding operating performance and debt covenant compliance.  EBITDA has some inherent limitations in measuring operating performance due to the exclusion of certain financial elements such as depreciation and amortization and is not necessarily comparable to other similarly-titled captions of other companies due to potential inconsistencies in the method of calculation.  Furthermore, EBITDA is not intended to be an alternative to net income in determining our operating performance in accordance with generally accepted accounting principles.